UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2021

OPEN LENDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39326	84-5031428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 S. MoPac Expressway

Suite 450

Austin, Texas 78746

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 512-892-0400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LPRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective April 9, 2021, Open Lending Corporation, a Delaware corporation (the “Company”), entered into Amendment No. 1 (the “Amendment”) to the Tax Receivable Agreement (the “TRA”) dated as of June 10, 2020 by and among the Company, Bregal Sagemount I, L.P. (the “Blocker Holder”) and the persons listed as Beneficiaries on the signature pages thereto (the “Beneficiaries” and together with the Blocker Holder, the “TRA Holders”).

The TRA provides for the payment by the Company to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realized (or are deemed to realize in certain circumstances) in periods following the closing of the business combination between Nebula Acquisition Corp., the Company’s predecessor, and Open Lending LLC (the “Business Combination”) as a result of: (i) certain tax attributes of BRP Hold 11, Inc. and/or Open Lending LLC that existed prior to the Business Combination and were attributable to the BRP Hold 11, Inc.; (ii) certain increases in the tax basis of Open Lending LLC’s assets resulting from the transactions constituting the Business Combination; (iii) imputed interest deemed to be paid by the Company as a result of payments the Company makes under the TRA; and (iv) certain increases in tax basis resulting from payments the Company makes under the TRA (collectively, the “Tax Benefit Payments”). The Company retains the benefit of the remaining 15% of these cash savings. At December 31, 2020, the Company’s liability for expected Tax Benefit Payments was $92.4 million.

Prior to the Amendment, the TRA provided that the Company was permitted to exercise an early termination right, which would accelerate the Tax Benefit Payments payable to the TRA Holders under the TRA. Upon the exercise of such early termination right (if ever) under the existing TRA, the Company would be required to make payments to the TRA Holders equal to the present value, discounted at the early termination rate (equal to the long-term treasury rate in effect plus 300 basis points), of all Tax Benefit Payments that would be required to be paid under the TRA, using certain valuation assumptions (the “Existing Valuation Assumptions”).

The Amendment provides that in lieu of the early termination payments described in the preceding paragraph, the TRA Holders will instead be entitled to payments equal to 40% of all Tax Benefit Payments (other than any Actual Interest Amounts (as defined in the TRA)) that would be required to be paid by the Company under the TRA, using certain valuation assumptions (the “Revised Valuation Assumptions”) that are different than the Existing Valuation Assumptions. The Revised Valuation Assumptions are consistent with how the Tax Benefit Payments are calculated for purposes of the Company’s financial statements and are not expected to be significantly different than the Tax Benefit Payments that would be payable using the Existing Valuation Assumptions. Accordingly, the Amendment provides the Company with the right to terminate and settle all present and future obligations under the TRA with a single payment by the Company to the TRA Holders of $36.9 million (the “Early Termination Right”). Absent the Amendment and the exercise of the Early Termination Right, the Company anticipated making TRA payments totaling $92.4 million, undiscounted, over the life of the TRA.

In addition, the Amendment provides that upon exercise of the early termination right by the Company, the applicable early termination payments will be made within 5 business days following the Company’s delivery of notice of such exercise and a schedule containing the amount of the early termination payments. Prior to the Amendment, the TRA included certain procedures that were required to be followed and that would have resulted in a longer time period for payment.

Bregal Sagemount I, L.P., owns approximately 7% of the Company’s outstanding shares of the Company’s common stock. Gene Yoon is the managing director, and Blair Greenberg is a director, of Bregal Investments, Inc., which is the registered investment advisor of Bregal Sagemount I, L.P. Bregal Sagemount I, L.P. and Bregal Investments, Inc. are TRA Holders. Mr. Yoon and Mr. Greenberg are members of the Company’s Board of Directors. John Flynn, Chairman of the Company’s Board of Directors and the Company’s Chief Executive Officer, along with Ross Jessup, the Company’s President and Chief Operating Officer and member of the Company’s Board of Directors, are Beneficiaries under the TRA. A special committee of the Board of Directors of the Company, consisting solely of independent directors (the “Special Committee”), negotiated and approved the Amendment.

A copy of the Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 1.01. The description above is a summary of the Amendment and is qualified in its entirety by the complete text of the Amendment.

Item 1.02	Termination of a Material Definitive Agreement.

On April 12, 2021, the Special Committee approved the Company’s decision to exercise the Early Termination Right. On April 12, 2021, as required by the TRA, as amended by the Amendment, the Company will provide notice of the early termination to the TRA Holders, with settlement expected to occur on or around April 16, 2021.

The description of the TRA and the Amendment in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 1 to the Tax Receivable Agreement, dated April 9, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN LENDING CORPORATION

By:	/s/ Charles D. Jehl
Name:	Charles D. Jehl
Title:	Chief Financial Officer

Date: April 12, 2021

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